UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Scientific Games Corporation (the “Company”) recently approved a change in the method of payment of the annual incentive compensation for 2013 under which senior executives of the Company, including the Company’s named executive officers, will be paid all or a portion of any bonus earned by them for 2013 in the form of restricted stock units (“RSUs”) in lieu of cash.

In particular, 100% of any 2013 bonus earned by A. Lorne Weil, our Chairman and Chief Executive Officer, and 50% of any 2013 bonus earned by each of the Company’s other named executive officers, will be paid in the form of RSUs.  Any such RSUs would be granted in early 2014 concurrently with the Committee’s approval of 2013 bonuses, with the number of RSUs to be granted determined by dividing the amount of the approved bonus to be paid in RSUs by the market value of the Company’s common stock on the date of grant.  Any such RSUs would be subject to time vesting over two years, with 25% of the RSUs scheduled to vest every six months from the date of grant.  The RSUs would be subject to forfeiture in the event of a voluntary termination by the executive prior to the end of the term of the executive’s employment agreement or termination of the executive by the Company for “cause.”  The RSUs would be subject to accelerated vesting in the event of other termination events (e.g., an involuntary termination).

For additional information regarding the Company’s incentive compensation program, please see the Company proxy statement filed with the Securities and Exchange Commission on April 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: May 3, 2013	By:	/s/ Jack B. Sarno
		Name:	Jack B. Sarno
		Title:	Vice President – Worldwide Legal Affairs and Corporate Secretary